EXHIBIT 10.21

Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.  Asterisks denote such omissions.

AUTOMOTIVE AND INDUSTRIAL SUPPLY CONTRACT

This Agreement is entered into this ___ day of July, 2001, by and between Daramic, Inc. and its Affiliates (“Daramic”) and Exide Corporation and its Affiliates (“Exide”).

1.             Definitions

As used herein the following terms shall have the following meanings:

“Affiliates” shall mean any Person in which either Daramic or Exide, directly or indirectly, owns or controls fifty percent (50%) or more of the ownership indicia, as well as any Person which, directly or indirectly, owns 50% or more of, or otherwise controls the management decisions of Exide or Daramic.

“GCS Supply Agreement” means the Golf Cart Separator Supply Contract entered into as of the same date between Exide and Daramic.

“Industrial Price Index” shall mean the Industrial Price Index published by the Journal of Commerce, or a reasonable substitute should that volume cease to be published.

“North American Supply Agreement” shall mean the North American Supply Agreement of December 15, 1999 between Exide and Daramic, as amended and re-titled on this date as the “North American, Australian and New Zealand Supply Agreement for Automotive Separators”.

“Person” shall mean any individual, partnership, corporation, trust or any other legal entity or any government or political subdivision.

“Prices” shall mean the prices for Qualified Products set forth in Exhibit A attached hereto, as adjusted from time to time as set forth in Section 4 hereof.

“Qualified Products” shall mean Existing Products and Replacement Products.

“Separator” shall mean any battery separator used by Exide for any application whatsoever (other than those products purchased from Daramic pursuant to the North American Supply Agreement or the GCS Supply Agreement).

“Specifications” shall mean the specifications for the Qualified Products set forth in Exhibit B attached hereto which may be amended from time to time only by mutual written agreement of the parties, provided that Exide shall have the final say as to the acceptability of any modified Specification.

“Term” shall mean July ___, 2001 through December 31, 2009.

2.             Existing Products

The intent of this Agreement is that Exide will offer to purchase, and Daramic shall have the option to supply,[*****] Separators on a worldwide basis.  To partially give effect to this intent, effective immediately, Daramic agrees to supply and Exide agrees to purchase [*****] of the products listed on the attached Exhibit “A” (the “Existing Products”).  Prices for the Existing Products are also listed on Exhibit “A.”

3.             Replacement Products

For all Separators that are not listed on Exhibit A, Daramic shall have the option of seeking to develop a comparable product or a suitable replacement for the Separators then being used by Exide (a “Replacement Product”).  Exide will provide Daramic with all necessary information, subject to contractual confidentiality limitations, regarding pricing, volumes, forecast demand, composition, specifications, etc. for all of its Separator requirements sufficient to allow Daramic to evaluate and develop Replacement Products to the extent Daramic chooses to do so.  [*****] To the extent that Daramic produces or represents a competitive product comparable to, or a suitable replacement for any Separator then in use by Exide, at a price that is equal to or less than the price then being paid by Exide for such a product, then Daramic may present such Replacement Product to Exide for qualification.  Exide agrees to use its best commercial efforts to fully cooperate and support Daramic’s efforts to produce or qualify such a Replacement Product as quickly as possible.  Upon qualification, such Replacement Product shall be added to the list of Qualified Products on Exhibit A, and Exide will purchase from Daramic [*****] of said qualification and for the remaining Term of this Agreement.  Pricing for such a Replacement Product will initially be at the level most recently paid by Exide to its primary third party supplier for the product being replaced.  However, if such Replacement Product utilizes a different technology such that the Replacement Product is substantially less costly to produce than the product it replaces, then Daramic will make a fair adjustment in the initial pricing level as described in Section 6 below.  Once the initial Price for a Replacement Product is established, then the price for such a Replacement Product will be subject to change adjustments based on cost reductions achieved as contemplated by Sections 6 and 7.2 below and on changes in Daramic’s Manufacturing Costs pursuant to Section 4.2 below.  After initial qualification of a Replacement Product, Daramic shall only be required to continue to meet prices offered by third parties as described in section 4.4.

4.             Prices

4.1           Initial Prices for Qualified Products supplied pursuant to this Agreement shall be as set forth on Exhibit A attached hereto.

4.2           Subject to the other terms of this Agreement, Prices shall remain firm until January 1, 2002 and are subject to annual revisions thereafter by Daramic to reflect any Substantial Change (as defined below) in Daramic’s cost to manufacture Qualified Products, including, without limitation any changes in Daramic’s Manufacturing Costs since January 1, 2001.  These prices are based on prices of raw material, utilities, labor and insurance as of January 1, 2001 (collectively, “Manufacturing Costs”).  In the event there is a Substantial Change in Daramic’s Manufacturing Costs, Daramic will have the right to make an appropriate adjustment in the Price for Qualified Products from time to time while this Agreement is in effect (but not more often than once per year for each type of Qualified Product) to reflect any such Substantial Changes.  Daramic shall provide Exide at least 90 days written notice prior to the effective date of such change.  During this 90 days, Daramic shall consult with Exide to insure that Daramic’s current Prices reflect prevailing economic and market conditions for both Exide and Daramic.  If Exide or Daramic believe in good faith that any such Price adjustment does not reflect prevailing market conditions, then the Parties shall negotiate in good faith the possibility of deferring, retracting or accelerating all or part of the proposed Price adjustment as the circumstances may merit.  Such discussions shall not in any way interfere with or postpone Daramic’s proposed effective date for the Price adjustment, except with the mutual consent of both Parties.  Regardless of the prevailing market conditions, such Price adjustments shall always reflect no less than 50% of the increase in the actual change in Daramic’s Manufacturing Costs, and the cumulative effect of any such Price adjustments shall not exceed the cumulative change in the Industrial Price Index from January 1, 2001.  If an adjustment in Price for a type of Qualified Product is implemented by Daramic due to a Substantial Change, Daramic shall make available to Exide documentation to substantiate the Substantial Change.  The term “Substantial Change” shall mean any change (upward or downward) exceeding [*****] of Daramic’s then-current Manufacturing Costs for any type of Qualified Product.  Prices will also be adjusted based on cost reductions achieved as contemplated by Sections 6 and 7.2 below.

4.3           During the term of this Agreement, and for a period of two (2) years thereafter, Daramic shall keep accurate and complete records of all data necessary for the computation of its Manufacturing Costs.  From time to time, upon reasonable notice to Daramic, Exide’s designated independent public accountants shall have the right at reasonable times during normal business hours to examine the records of Daramic applicable to the calculation of and for the sole purpose of verifying the Prices charged Exide hereunder; provided, however, that before obtaining access to and examining such records, Exide shall cause its independent public accountants to execute and deliver a confidentiality agreement in form and substance reasonably acceptable to Daramic regarding Daramic’s records and the information contained therein.  If the records show that Daramic has failed to adjust the Prices in accordance with Section 4.2 and such adjustment would have reduced the Prices paid by Exide during the applicable period by more than four percent (4%), Daramic shall pay all costs associated with the examination of the records.  Otherwise, Exide shall bear all costs of such examination.  If Daramic disputes the calculation of any such adjustment by Exide’s independent public accountants, the parties shall agree on the appointment of an independent third party arbitrator to resolve such dispute.  If such arbitrator determines that the calculation by Exide’s independent public accountants of the required Price adjustment is accurate, Daramic shall pay all costs associated with the work performed by the third party arbitrator.  If such arbitrator determines that Daramic has complied with Section 4.2, Exide shall pay all costs associated with the work performed by the third party arbitrator.  Otherwise, the arbitrator shall determine how such costs shall be allocated between Daramic and Exide.  Daramic will promptly refund to Exide any overpayment made by Exide plus liquidated damages in an amount equal to 15% of such overpayment.  The parties agree that the amount of liquidated damages set forth in the immediately preceding sentence is a fair and appropriate estimation of the injury caused to Exide by Daramic’s failure to adjust the Prices in accordance with Section 4.2, and Daramic agrees not to contest or object to Exide’s right to such amount of liquidated damages.  Conversely, if Daramic prevails, then in addition to its fees and costs, Exide shall also pay Daramic liquidated damages of 15% of the alleged overcharge amount as compensation for the business distraction incurred by Daramic.

4.4           Exide may receive an actual offer by a Comparable Supplier to immediately begin supplying Exide with comparable products (defined as meeting the same Specifications and same standards of quality as the Qualified Products) and services, at comparable annual volumes, with comparable allocation among all product profiles supplied under this Agreement, over a long term basis at a substantially lower price than the Prices determined under this Agreement (a “Lower Priced Offer”).  A Comparable Supplier means a competitor of Daramic that is not in any way affiliated with, controlled or owned by Exide, and that has reached the same level of international quality certification (such as ISO or similar) for all of its manufacturing facilities as Daramic’s plant in Selestat, France.  Exide must immediately provide Daramic with written proof of any such Lower Priced Offer (including price, volumes, product standards, terms and long term commitment to supply at the price offered).  Daramic shall have [*****] from receiving such notice to elect whether to adjust its Prices under this Agreement to remain competitive.  It is understood that a Lower Priced Offer shall not include spot purchase prices, or lower prices offered for only one or a small number of product profiles or categories, or prices for products that do not meet all of the Specifications, or prices for smaller volumes, or for shorter periods of time than expected under this Agreement.  It is also understood that speculative offers to suppply Comparable Products at some future date that are to be produced on production equipment that is not currently installed or operational will not qualify as a Lower Priced Offer.  If Daramic chooses in its sole discretion not to adjust its Prices to remain competitive, Exide shall have the right to purchase from another supplier until Daramic’s Prices are again competitive with the Lower Priced Offer or the third party ceases to be a Comparable Supplier.  If Daramic elects to meet the qualified Lower Priced Offer, then Exide shall continue purchasing all Qualified Products from Daramic at the lower price.  Daramic and Exide shall review these lower matching prices at least once each year to determine if the Lower Priced Offer is still in effect.  If upon review the third party has ceased to be a Comparable Supplier, or the Lower Priced Offer is for any reason no longer valid, then Prices shall revert to the level in effect immediately prior to Daramic having matched the Lower Priced Offer.  Thereafter Prices shall be as determined under this Section 4.

4.5           Notwithstanding the provisions of Sections 4.2, 4.3 and 4.4 the ex-works prices charged to Exide and its Affiliates by Daramic or its Affiliates for Separators will be no higher than the prices for Separators having substantially similar attributes, standards and qualities offered by Daramic or any of its Affiliates to any other customer purchasing volumes substantially similar to those volumes purchased by Exide or any of its Affiliates.

5.             Payment Terms

Invoices are to be issued by Daramic upon shipment and are payable [*****] days after date of invoice.  Any amounts due by Exide to Daramic, which amounts are not paid when due, other than amounts disputed by Exide in good faith, shall accrue interest at a rate of [*****] per month, or portion thereof, from the due date until the date paid.  All invoices must reference applicable Exide purchase order/contract release numbers and shall be sent to:

Exide Corporation
12600 Deerfield Parkway
Alpharetta, GA 30004
Attention:  Accounts Payable

6.             Cost Reductions

Daramic and Exide will use Customer-Supplier teams as a vehicle to identify and implement cost reduction activities by Daramic associated with Qualified Products.  Daramic will identify the implementation costs, including capital, and cost savings associated with any proposed project.  Implementation and the timing for implementation of each project will be mutually agreed upon by the parties.  Price changes based on such projects will reflect a [*****] sharing of the cost savings actually accomplished based on each party’s inputs and risks.  Both parties agree that if any capital expense required to implement a particular cost reduction or production expansion project does not support agreed upon payback expectations, then the project will not be initiated.

7.             Research & Development

7.1           Daramic shall continue to provide Qualified Product and battery testing services to Exide such as are currently provided at its testing laboratories in Owensboro, Kentucky, and Hamburg, Germany, or at such other laboratory as may be mutually agreed upon by the parties.

7.2           The parties acknowledge that Daramic is a technology leader in the battery separator industry, and Daramic agrees to use commercially reasonable efforts to keep abreast of and promptly implement all technological improvements, enhancements and/or advances in the manufacture of Qualified Products.  The parties intend to [*****] in all benefits (including cost savings) achieved through the efforts of Daramic or of both parties.

7.3           When and if during the Term, Daramic, through its sole efforts and without agreements of confidentiality or exclusivity with a third party, develops a new separator for lead-acid batteries and if such new separator is not subject to agreements with a third party restricting the sale, use or disclosure of such new separator, Exide shall have exclusive purchase rights for a period of six (6) months after sample qualification and commercial availability to use such separator material in commercial applications.  Said six (6) month exclusive period shall commence after an Exide qualification period of not more than six (6) months commencing on receipt of the first Daramic sample material.  If within the six (6) month qualification period,  Exide determines it has no significant interest in said sample, Exide shall waive any exclusivity of the sampled material.  A lack of response by the end of the six (6) month period shall in and of itself indicate Exide’s lack of interest and shall waive any rights.

8.             Confidentiality

During this agreement and for a period of ten years subsequent to the termination or expiration of this Agreement (regardless of the cause of termination), each party shall hold as confidential and shall not disclose, directly or indirectly, to third parties nor use (other than in the performance of this Agreement) for its benefit or for the benefit of third parties information disclosed by or received from the other party and pertaining to its business affairs, including, without limitation, information disclosed by Exide regarding Separators supplied by third parties.  It is understood that this obligation of confidentiality and non-use shall not apply to any information known to either party which (i) is or becomes publicly known through no fault of its own, (ii) is disclosed to the party by a third party entitled to disclose such information, (iii) was previously known to the other party or (iv) is independently developed by the other party without reference to any of the other party’s confidential information.

9.             Forecasts

By October 1 of each calendar year (and July 1, 2001 for the first calendar year), Exide shall provide Daramic with a written annual estimate of its Qualified Product requirements for the next succeeding calendar year.  The estimate shall indicate Exide’s estimated requirements for Qualified Product broken down by type for each of Exide’s locations for that calendar year.  Commencing July 1, 2001, Exide shall also provide Daramic with quarterly delivery forecasts for Qualified Products broken down by type for each of Exide’s locations with appropriate lead times.  During the Term of this Agreement, Exide shall update such forecasts on a rolling basis at least once every month.

10.           Delivery

10.1         Delivery terms for Qualified Products supplied under this Agreement shall be as follows:

a.                                       Qualified Products supplied to any Exide plant in North, South or Central America shall be shipped [*****];

b.                                      Qualified Products supplied to any Exide plant in the European Community (as of April 1, 2001), plus Norway or Poland, shall be delivered [*****];

c.                                       Qualified Products shipped to other points shall be supplied [*****] which shall be determined by Daramic in its reasonable discretion.

Daramic reserves the right to temporarily supply Qualified Products from alternate manufacturing facilities should the need arise to ensure continuity of supply.

10.2         Provided that Exide’s actual orders submitted are within ten percent (10%) above or below the quarterly forecasts provided by Exide pursuant to Section 9, Daramic undertakes to deliver ordered Qualified Products no later than fourteen (14) business days after the mutually agreed delivery date.  The parties agree to work together in good faith to agree on a mutually acceptable delivery date that, for standard Qualified Products, will be no less than seven (7) days and no more than fourteen (14) days after submission of a firm order by Exide.  For non-standard Qualified Products or unusually large orders, the parties will work together in good faith to agree on a mutually acceptable delivery date that is feasible based on the extended lead times needed for these specialized orders.  If Daramic is unable to deliver Qualified Products ordered by Exide within fourteen (14) business days after the mutually agreed delivery date, then Daramic will within 24 hours provide Exide with notice of its inability to do so.  Exide can obtain these undelivered quantities of Separators from a third party.  If Daramic notifies Exide of an ongoing inability to meet the timely delivery requirements set forth in this section 10.2, then Exide can make short term arrangements (not to exceed 30 days) to obtain only the affected volume of Qualified Products from a third party.  However, once Daramic is again capable of producing and supplying the required volumes on a timely basis, Exide shall resume its purchases from Daramic in accordance with this Agreement.

11.           Warranties, Remedies and Limitations

11.1         Daramic warrants that the Qualified Products used in the construction of lead-acid batteries hereunder do not or will not infringe any patent of the country of original manufacture by Daramic.  Daramic shall defend and hold Exide harmless from and against any and all claims, liabilities and costs (including reasonable attorneys’ fees) incurred by Exide as a result of any breach of this non-infringement warranty.  Daramic’s liability under this warranty is conditioned upon (i) Exide giving prompt written notice of any claim of patent infringements made against Exide, (ii) Exide making available to Daramic all information available to Exide in respect of the claim, and (iii) Exide’s granting Daramic control of its settlement and/or litigation, provided, however, that Daramic shall not settle or compromise any claim in a matter that affects the rights or interests of Exide without Exide’s prior written consent and further provided that if Exide’s consent is not granted, then Daramic’s obligation to defend and hold Exide harmless shall cease and be of no further force and effect as it relates to the particular claim in question.  Daramic may discontinue delivery of Qualified Products if, in Daramic’s opinion, its manufacture would constitute patent infringement.  Daramic makes no warranty against patent infringement resulting from use of Qualified Products in combination with other materials or in the operation of any process or resulting from the production of Qualified Products using specifications provided or required by Exide, and if a claim, suit or action is based thereon, Exide shall defend, indemnify and hold Daramic harmless therefrom.

11.2         DARAMIC WARRANTS THAT IT WILL PRODUCE THE QUALIFIED PRODUCTS IN A GOOD AND WORKMANLIKE MANNER AND THAT THE QUALIFIED PRODUCTS DELIVERED TO EXIDE WILL CONFORM TO THE SPECIFICATIONS.  WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE INCLUDED.  DARAMIC ALSO WARRANTS TO EXIDE THAT IT WILL CONVEY GOOD TITLE TO THE QUALIFIED PRODUCTS SOLD AND DELIVERED HEREUNDER FREE OF ANY LIENS AND ENCUMBRANCES.  DARAMIC HEREBY EXCLUDES AND DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS SECTION 11.  THE REMEDIES OF EXIDE FOR ANY BREACH OF WARRANTY SHALL, SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, BE THE REPLACEMENT OF THE NONCONFORMING PRODUCT OR, IN THE SOLE DISCRETION OF EXIDE, REFUND FOR THE PRICE PAID FOR ANY NONCONFORMING PRODUCT, TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES, INCLUDING, WITHOUT LIMITATION, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES.  NO AGREEMENT VARYING OR EXTENDING THE FOREGOING WARRANTIES WILL BE BINDING UPON DARAMIC UNLESS IN WRITING, SIGNED BY AN OFFICER OF DARAMIC.

12.           Force Majeure

Daramic and Exide shall not be liable for failure to make or take, or delay in making or taking, any delivery due to war, strikes, labor trouble, floods, fires, shortages or interruption of transportation, unavailability of materials through no fault of Daramic or Exide or any other cause beyond their respective control (“Force Majeure Event”), but they shall make every effort to remove any such cause of their failure or delay as soon as possible provided that neither party shall be required under this section to settle strike or labor controversies.  During any period when deliveries are affected by a Force Majeure Event Daramic shall endeavor to allocate any available Separators among all buyers in such manner as it reasonably considers fair.

13.           Taxes, Duties and Excises

In the absence of satisfactory evidence of exemption supplied to Daramic by Exide, Exide shall pay, in addition to the Price of the Qualified Products, all taxes, duties, excises or other charges for which Daramic may be responsible for collection or payment to any government (national, state or local) upon, measured by or relating to the importation, exportation, production, or any phase or part of the storage, sale, transportation and/or use of the Qualified Products.

14.           Notices

Notices, demands and communications hereunder to Exide or to Daramic shall be deemed to have been duly given if in writing and delivered by overnight delivery service or sent by registered or certified mail (postage prepaid) or by facsimile (confirmed by delivery of the notice by mail or overnight delivery service) as follows:

If to Daramic:

Daramic, Inc.
20 Burlington Mall Road
Suite 325
Burlington, MA 01803
Facsimile No:  617/273-1112
Attention:  General Manager or Director Sales & Marketing

with a copy to:

Jerry Zucker or James G. Boyd
Daramic, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405
Facsimile:  (843) 747-4092

If to Exide:

Exide Corporation
12600 Deerfield Parkway
Alpharetta, GA 30004
Facsimile No:
Attention:  Vice President - Purchasing and Vice President - Manufacturing.

with a copy to:

Exide Corporation

Princeton, New Jersey
Facsimile No.:
Attention:  General Counsel

Any party may designate by notice in writing a new address to which any notice, demand or communication may hereafter be given or sent.

15.           Orders

Order releases for Qualified Products will be provided in writing (or if by telephone subsequently confirmed in writing) by Exide to the respective Daramic manufacturing plant.  Exide may use its standard release or purchase order form to specify quantity, destination, requested delivery date and, for f.o.b. sales, desired mode of transportation, of Qualified Products; however, all terms and conditions of sale shall be as specified in this Agreement and only amended or supplemented by a written agreement signed by senior officers of both parties.  To the extent inconsistent with the terms of this Agreement, the terms of sale stated in either party’s invoice, purchase order, order acknowledgment, or similar document shall not apply to sales of Qualified Products under this Agreement.

16.           Applicable Law and Effect of Partial Invalidity of This Agreement

If any covenant, agreement, term or provision of this Agreement, as from time to time amended, or the application thereof to any situation or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, as from time to time amended, or the application of such covenant, agreement, term or provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall not be affected and each other covenant, agreement, term or provision of this Agreement, as from time to time amended, shall be valid and enforceable to the fullest extent permitted by applicable law.  This Agreement shall be governed by, under and construed in accordance with the laws of the State of Delaware (USA) applicable to contracts entered into and wholly to be performed therein.

17.           General

17.1         If Daramic is in breach or violation of any term or condition contained in this Agreement, and, if within thirty (30) days after Exide has given written notice thereof, such breach or violation is not cured, then Exide shall have the right to acquire Separators from any available source in such quantities as are necessary to meet the current manufacturing requirements of Exide.  Once Daramic is able to cure such breach or violation, Exide shall resume its purchases from Daramic in accordance with this Agreement.

17.2         This Agreement and the Exhibits hereto shall be substituted for the “Agreement for the Supply of Battery Separators for Lead Acid Starter and Industrial Batteries” of January 1, 1996, and amended on December 15, 1999, by and between Exide and Daramic.  This Agreement now sets forth the entire Agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings between the parties with respect thereto.  However, this Agreement does not replace or affect the GCS Supply Agreement or the North American Supply Agreement.

17.3         This Agreement is not assignable or transferable by either party without the prior written consent of the other party.  If Exide desires to sell, assign or otherwise transfer any of the assets or Affiliates that purchase Separators under this Agreement, such transaction shall be subject to the prior written approval of Daramic.  Daramic shall not unreasonably withhold its consent provided that due consideration is given to the current buying relationship between Daramic and the acquiring entity to insure that Daramic continues to enjoy the incremental volume of business which formed the basis for this Agreement over and above any volumes being purchased by the acquiring entity or its Affiliates, and reasonable contracts are in place to guarantee that Daramic will retain this incremental business throughout the Term of this and any related Agreements.

17.4         In the event of any conflict between the terms of this document and those contained in any Exhibits hereto, the terms of this document shall control.

17.5         This Agreement may be amended, modified, superseded or canceled, and the terms or conditions hereof may be waived only by a written instrument executed by authorized representatives of Exide and Daramic, or in the case of a waiver by or on behalf of the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of any condition or breach of any term contained in this Agreement in any one or more circumstances shall be deemed to be or be construed as further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term of this Agreement.

17.6         The headings used in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7         Each party will cause its Affiliates to abide by the terms and conditions of this Agreement.

17.8         During the Term of this Agreement, Exide agrees not to manufacture Separators for its own internal use, and not to manufacture Separators for or sell Separators to any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above mentioned.

Exide Corporation, for itself, and on behalf of all of its present and future, direct and indirect, parent, subsidiary, and affiliated entities on a worldwide basis.

By:	[ILLEGIBLE]
Title:

Daramic, Inc.

By:	[ILLEGIBLE]
Title: